AMENDED AND RESTATED

OPERATING AGREEMENT

OF

IMAGING ON CALL, LLC

AMENDED AND RESTATED OPERATING AGREEMENT, dated as of November 15, 2006, for Imaging on Call, LLC, a New York limited liability company (the “Company”) by and among CareCore National, LLC a New York limited liability company (the “CareCore Member”) and those individuals and entities set forth on Schedule A attached hereto and made a part hereof, each of whom, together with the CareCore Member, shall be individually referred to as a “Member” and collectively as “Members.”

The Members desire to enter into an agreement with respect to the management and operation of the Company and their respective rights and obligations with respect thereto.

In consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.1           Definitions. When used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below.

“Act” means the New York Limited Liability Company Law, as the same may be amended from time to time.

“Agreement” means this Operating Agreement, as the same may be amended or modified from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed January 29, 2002 with the New York State Secretary of State and any and all amendments thereto and restatements thereof filed on behalf of the Company from time to time with the State of New York pursuant to the Act. A copy of the Articles of Organization are attached hereto as Exhibit A.

“Bankruptcy” The bankruptcy of a Member or the Company shall be deemed to occur at the earliest of the time when (i) such Member or the Company files a petition in bankruptcy; (ii) such Member or the Company voluntarily takes advantage of any bankruptcy or insolvency law; (iii) such Member or the Company files any petition or application for the appointment of a receiver or trustee; or (iv) a petition or answer is filed proposing the adjudication of such Member or the Company as a bankrupt or seeking the appointment of a receiver or trustee for the Company or Member, and such Member or the Company either consents to the filing thereof, or such petition or answerer is not discharged or denied prior to the expiration of 60 days from the date of such filing.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Article 5 hereof.

“Capital Contribution” means, with respect to any Member, the aggregate amount of capital contributed by such member to the Company as determined in accordance with Section 5.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (§) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Majority in Interest” means Members owing greater than 50% of the aggregate Percentage interests.

“Management Committee” Management Committee shall have the meaning ascribed to it in Section 3.1.

“Manager” A member of the Management Committee.

“Members” shall have the meaning ascribed to it in the introductory paragraph of this agreement. For purposes of this Agreement, “Members” shall include the successor or successors in interest of the respective Members, by operation of law or otherwise.

“Outside Manager” A non-Member Manager selected to bring significant additional medical or business expertise to the Management Committee.

“Percentage Interest” at any time means, for each Member holding Units, the number of Units owned by such Member at such time divided by the aggregate number of outstanding Units at such time, expressed as a fraction.

“Person” means any individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, or other legal entity or organization.

“Tax Matters Member” shall be such Person as shall be designated pursuant to Section 10.1.

“Transfer” shall mean any pledge, assignment, sale, gift, transfer, hypothecation, disposition, encumbrance or other alienation of any Percentage Interest (or any portion thereof), whether voluntary involuntary or by operation of law.

“Units” means the units issued by the Company, as provided herein and shall also include any equity security issued in respect of or in exchange for such units, whether by way of dividend, split, recapitalization, merger, roll-up transaction, consolidation or reorganization.

“Withdrawal” shall have the meaning ascribed to it in Section 8.1(b)

ARTICLE 2

FORMATION; ISSUANCE OF UNITS; TERM AND PURPOSE

Section 2.1           Name. The name of the Company formed hereby and by the filing of the Articles of Organization is Imaging on Call, LLC. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Management Committee.

Section 2.2           Formation

(a)           The Members hereby agree to associate themselves as a New York limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(b)           The name of each Member, the Capital Contribution of each Member, the Units owned by each Member and the Percentage Interest of each Member are set forth on Schedule A attached hereto. The Management Committee shall revise Schedule A from time to time as necessary to accurately reflect the information therein, including, without limitation, transfers of Units. Any amendment or revision to Schedule A made in accordance with this Agreement shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

Section 2.3           Units. The Company shall be authorized to issue 100 Units. Additional Units may not be issued without the approval of the Management Committee.

Section 2.4           Term. The term of the Company shall commence on the date of the filing of the Articles of Organization with the State of New York and shall continue until dissolved by operation of law or in accordance with the provisions of this Agreement.

Section 2.5           Principal Place of Business. The principal place of business of the Company shall be as determined by the Management Committee. At any time, the Management Committee may change the location of the Company’s principal place of business.

Section 2.6           Qualification in Other Jurisdictions. The Management Committee shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which such qualification, formation or registration is required or desirable.

Section 2.7          Purpose. The purpose of the Company shall be to arrange for the provision of a broad range of teleradiology services to providers of radiology services, including hospitals and radiology practices, which services shall include “after hours” teleradiology services. The Company may also engage in other lines of business, which such lines of business may include radiology locum tenens coverage for radiology practices and the provision of radiology services to the United States Armed Services and Veterans’ Administration health care facilities and such other lines of business as deemed appropriate by the Management Committee.

ARTICLE 3

MANAGEMENT

Management of the Company.

Subject to the limitations set forth elsewhere in this Agreement, the authority to establish the overall business policy and direction of the Company shall be vested in a management committee (the “Management Committee”), initially consisting of up to seven [different number?] persons who are Members (or equity holders of Members), or non-Member “Outside Managers”, each a “Manager” Each Manager shall be selected by a Majority in Interest of the Members and each shall serve for a term of twenty-four (24) months. A Majority in Interest of the Members may elect to provide for staggered terms in order that all terms shall not expire on the same date. Upon any vacancy prior to the expiration of the twenty-four (24) month term of any Manager, the remaining Managers shall promptly appoint a replacement to serve in such Manager’s stead for the remainder of such term. The initial Management Committee shall be selected by the CareCore Member and shall serve until the first meeting of the Members. The Management Committee shall meet as necessary, but not less frequently than semi-annually, or at any time upon the request of a majority of the Management Committee upon at least five (5) business days notice to the other members of the Management Committee. Such meetings shall take place at the principal place of business of the Company or by telephone conference. A Manager may be present in person or by teleconference. A quorum for meetings of the Management Committee shall consist of three Managers. A majority vote of the Managers present at a meeting at which there is a quorum present is required to conduct business of the Company except for those matters which are subject to approval by the Members in accordance with Section 6.1 hereof.

ARTICLE 4

OFFICERS

Section 4.1          General. The Management Committee may appoint officers of the Company, including a President, Chief Executive Officer, Chief Operating Officer, Secretary and Treasurer and such other additional officers as the Management Committee may designate. Notwithstanding the foregoing, each officer of the Company shall be a Manager.

Section 4.2           Term of Office; Removal and Vacancy. Each officer shall hold office until his or her resignation or removal. Any officer or agent shall be subject to removal with or without cause at any time by the Management Committee. Vacancies in any office, whether occurring by death, resignation, removal or otherwise, may be filled at the discretion of the Management Committee.

ARTICLE 5

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

Section 5.1           Capital Contributions. The Members and their respective Capital Contributions and Percentage Interests are set forth on Schedule A as it may be amended from time to reflect then current Interests. Each Member’s Percentage Interest shall be effective upon the payment in full of such Member’s Capital Contribution.

Section 5.2          Employee Unit Issuances. The Members agree and acknowledge that the Company shall be authorized, without the requirement of further action on the part of the Members or the Management Committee, to issue up to three (3) Units (the “Employee Units”) to up to three (3) individuals who shall become employed by the Company or by Imaging on Call P.C. a New York professional corporation. The Members further agree and acknowledge that upon issuance of such Employee Units, each Member’s Percentage Interest shall be diluted on a pro-rata basis in accordance with such Member’s Percentage Interest immediately prior to the grant of the Employee Units.

Section 5.3           Profits Interest Plan.

The Management Committee may adopt a “Profits Interest” plan as a component of incentive compensation for senior management. Managers and selected non-Members who make a significant contribution to the Company. Such Profits Interests shall be issued as additional Units or fractional Units and the holders of such Units shall have all of the rights and obligations of Members, except as they may be limited by the terms and conditions of the Profits Interest Agreement executed by the LLC and the recipient. The terms and conditions of said Profits Interest Agreement are incorporated by reference herein.

Section 5.4           Additional Capital Contributions.

In the event, pursuant to Section 6.1, hereof, a Majority in Interest determines that additional capital is required by the Company, the Members shall be required to make such additional Capital Contributions up to an aggregate amount of ten thousand dollars ($10,000) per Unit (“Mandated Additional Capital”) in accordance with the Members’ respective Percentage Interests in the LLC. Contributions of Mandatory Additional Capital shall be due and payable on such date or dates as may be set forth in a written notice given by the Management (but in no event sooner than ten (10) business days after the giving of any such notice). In the event any Member elects not to make a contribution equal to its pro-rata share (as determined in accordance with such Member’s respective Percentage Interest) of such Mandated Additional Capital within ten (10) business days of the date such Mandated Additional Capital has been requested, then the remaining Members shall be given the opportunity to contribute such amounts. The Percentage Interests of all Members shall be adjusted to reflect all such contributions such that each member’s Percentage Interest shall be equal to the ratio expressed as a percentage, that such Member’s total Capital Contributions bears to the aggregate Capital Contributions of all Members

Section 5.5           Return of Capital Contributions.

(a)             Except as otherwise expressly provided herein, no Member shall have the right to demand, withdraw, reduce or receive a return of all or any portion of any Capital Contribution and except as otherwise expressly provided herein, no Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contribution.

(b)             Except as otherwise expressly provided herein, no Member shall have priority over any other Member with respect to the return of such Member’s Capital Contribution.

Section 5.6          Allocation of Profits and Losses. Except as otherwise set forth herein, all allocations of profits and losses shall be determined in accordance with each Member’s respective Percentage Interest as of the last day of each fiscal quarter within such taxable year, in accordance with the accounting method used by the Company for federal income tax purposes.

Section 5.7           Distribution in Kind. In the event any distributable proceeds consist of items other than cause, each Member shall be entitled to such proceeds on a pro rata basis in accordance with such Member’s Percentage Interest.

ARTICLE 6

MEMBERS

Section 6.1          Powers of Members. Except as otherwise required by applicable law, the Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. The vote of a Majority in Interest shall be required for:

(i)       the sale of all or substantially all of the Company’s assets;

(ii)      entering into any agreement to merge, consolidate or otherwise restructure or sell the Company;

(iii)     the creation of one or more additional classes of Units of the Company;

(iv)    the requirement of additional Capital Contributions.

(v)     any amendment to this Agreement or the Company’s Articles of Organization or other organizational documents; or

(vi)    the voluntary dissolution of the Company.

Section 6.2          Meetings.

(a)           An annual meeting of the Members shall be held on such date and at such time and place as the Management Committee shall determine. At such annual meeting, the Members shall transact such business as may properly be brought before the meeting.

(b)           Regular meetings of the Members shall be held at times and places as to be determined by the Management Committee. Special meetings of the Members may be called by the Management Committee or by a vote of not less than 25% of the Members. Meetings shall be held at the Company’s principal place of business or at such other place as designated by the Management Committee or a Majority in Interest. Members may participate in any meeting by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at the meeting.

(c)           Written notice (which need not state the purpose or purposes for which the meeting is called) of each meeting of the Members, stating the place, date and hour of the meeting, shall be given to each Member entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the scheduled date of the meeting. When a meeting is adjourned to another time or place. It shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted at the original meeting.

(d)           A Majority in Interest shall constitute a quorum at a meeting of Members for the transaction of any business.

ARTICLE 7

RESTRICTION ON TRANSFER

Section 7.1        Restriction on Transfer.

(a)          Except as provided in Section 7.1(b) below, no Member shall sell, assign, mortgage, hypothecate, pledge or encumber such Member’s Units in the LLC (other than to a spouse, a child or an affiliate) without the prior written consent of the Members holding a majority of the Units, in accordance with the terms hereof, which may be withheld in the sole discretion of the Members. Any attempt at assignment in violation of this Section shall be null and void and of no effect upon the LLC. The LLC shall not issue any Units in the LLC to any other party unless (i) such issuance is approved in accordance with the terms of this Agreement, and (ii) such party expressly agrees to be bound by the terms of this Agreement.

(b)          The death or total disability of a Member shall be a “Trigger Event.” If a Trigger Event occurs, the LLC shall have sixty (60) days within which to make an offer to purchase the Units of the deceased or disabled Member. The Member, or in the case of a Member’s death or mental disability, the Member’s legal representative, shall have one hundred and eighty (180) days from the date of the LLC’s offer within which to accept or reject such offer. If the LLC’s offer is rejected, the Member, or the Member’s legal representative, as the case may be, may: (1) elect to retain the Units, (2) negotiate with the LLC to obtain terms different than the LLC’s offer for all or a portion of the Units or, (3) offer to sell all or a portion of said Member’s Units to any party, except that such Member, or the Member’s representative may not sell to a party that is a competitor of the LLC, which shall be defined for the purposes of this sub paragraph as a party engaged in the same or a similar business as the LLC at the time of the proposed sale.

Section 7.2           Obligations of Transferor. A Transfer pursuant to this Section shall not relieve the transferor from any obligations and liabilities which may have arisen prior to the date of such Transfer had such Transfer not occurred. In the event that a Member’s Units are subject to attachment by a creditor or are assigned or held for the benefit of any creditor, the interest obtained by such creditor or assignee shall be only that of a lienholder, and in no event shall any such creditor or assignee have any rights as a Member.

Section 7.3           Right of First Refusal.

(a)          Grant of Right of First Refusal. Subject to and upon the terms and conditions of this Section 7.3, each Member who obtains the written consent of the other Members pursuant to Section 7.1(a) above, (the “Selling Member”) hereby grants the Company, a right of first refusal (the “Right of First Refusal”), at any time prior to the expiration of the term of this Agreement, to purchase the Units of the Selling Member, as such Selling Member is willing to sell (which can only be all of the Units of the Selling Member).

(b)          Procedure for Exercising Right of First Refusal.

In the event that, during the term of this Agreement, a third party makes a bona fide offer (the “Offer”) to purchase all of the Selling Member’s Units, the Selling Member shall notify the Company, in writing (the “Notice of Offer”), that there is a bona fide purchaser for Units, setting forth in such Notice of Offer the identity of the purchaser, the price at which the purchaser proposes to purchase such Interest and any other material terms and conditions of the Offer.

The Company shall have ten (10) days after the receipt of the Notice of Offer to notify the Selling Member, in writing, as to whether or not it intends to exercise its Right of First Refusal and thus to purchase the Selling Member’s Units on the same terms and subject to the same conditions as contained in the Offer.

In the event the Company notifies the Selling Member that it intends to exercise its Right of First Refusal in accordance herewith (the “Exercise Notice”), the closing of the sale of the subject Units shall occur on a date that is mutually agreed upon by the parties, which date shall be within twenty (20) days after the date of the Exercise Notice.

In the event the Company notifies the Selling Member that it does not intend to exerecise the Right of First Refusal, or if the Company fails to respond to a properly delivered Notice of Offer within ten (10) days of receipt of such Notice of Offer (either case being referred to as a “Refusal Notice”), the Right of First Refusal with respect to that Offer shall be then given to the remaining Members, which Remaining Members shall have the same Right of First Refusal as the Company, (which Right of First Refusal shall include the same notice periods as were provided to the Company) pro-rata in accordance with their respective Percentage Interests, to purchase the Selling Member’s Units (although if one or more remaining Member does not elect to participate, the other remaining Members may purchase such non-participating Member’s portion, again pro-rata with their respective Percentage Interests).

In the event Remaining Members provide the Selling Member with a Refusal Notice, the Right of First Refusal shall be deemed to have expired and the Selling Member shall be free to sell the subject Interest to the bona fide offered upon the same terms and conditions as contained in the Notice of Offer. If any terms are changed from those contained in the Notice of Offer, or if the sale to the bona fide offered does not take place within sixty (60) days after the Refusal Notice, the Selling Member shall be required to resubmit its Notice of Offer, beginning the process contained herein anew.

Section 7.4          Rights and Responsibilities of Transferee. Upon a transfer of an Interest pursuant to this Article 7, the transferee, or the transferee’s legal representative if appropriate, shall have all of the rights and responsibilities of a Member.

ARTICLE 8

DISPOSITION OF INTERESTS UPON WITHDRAWAL

Section 8.1          Defined Terms. As used in this Section, the following capitalized terms shall have the following meanings:

(a)          “Withdrawal Event” shall mean with respect to any Member. (A) the Bankruptcy of such Member, (B) any Transfer or purported Transfer of such Member’s Units in contravention of Section 7.1 hereof: (C) such Member is unable to perform or materially breaches its obligations under this Agreement and such nonperformance or breach continues for 30 days after the giving of written notice by the Company specifying the nature and extent of such nonperformance or breach; provided, however, such nonperformance or breach shall not be deemed to be a Withdrawal Event although such nonperformance or breach is not cured within 30 days, if such nonperformance or breach is capable of being cured within a reasonable period of time thereafter and such Member has commenced the cure within the 30 day period and diligently and in good faith continues to cure such nonperformance or breach until completion; or (C) such Member provides notice to the Company that such Member desires to withdraw from the Company.

(b)           “Withdrawal” of a Member shall mean a Withdrawal Event with respect to such Member.

Section 8.2           Disposition.

(a)           If a Member Withdraws from the Company, then such Member(s) (the “Withdrawing Member”), or the legal representative of the Withdrawing Member shall offer to sell all of such Withdrawing Members Units to the other Members pro rata in accordance with such other Members’ Percentage Interests and such other Members shall have the option to purchase the Withdrawing Member’s Units. In the event that the non-Withdrawing Members do not purchase all of the Units of the Withdrawing Member the Company shall subject to its right to dissolve in Section 8.2(d) below, be obligated to purchase all of the remaining Units of the Withdrawing Member. The purchase of a Withdrawing Member’s Units shall occur at a closing to be held pursuant to Section 8.3 hereof. Any option of the non-Withdrawing Members to purchase the Withdrawing Member’s Units must be exercised within thirty (30) days of any Member being offered the Units of a Withdrawing Member.

(b)           In the event a Member Withdraws from the Company at any time following the execution of this Agreement, then the purchase price for such Withdrawing Member’s Interest (the “Withdrawal Purchase Price”) shall be an amount equal to the capital account of the Withdrawing Member at the time of the Withdrawal. The Withdrawal Purchase Price will be payable in thirty-six (36) equal monthly payments without interest.

(c)           If a Member or such Member’s legal representative, fails to sell such Member’s Units to the remaining Members or the Company as provided in this Article, then such Units shall be deemed to have been sold to the Company, in accordance with this Article, and all of the remaining provisions of this Agreement shall continue to apply.

(d)           In the event that the net assets of Company are insufficient to permit the Company to make a required redemption of a Withdrawing Member’s Units, the Company and the non-Withdrawing Members shall take all possible steps to increase the net assets of the Company in order to permit the Company to fulfill its obligations hereunder, including, but not limited to, contributing such additional sums to the Company as are necessary for such purpose, provided, however, notwithstanding the foregoing or anything else to the contrary contained herein, the non-Withdrawing Members may elect in writing, in lieu of redeeming the Withdrawing Member’s Units (whether or not the Company has sufficient net assets to do so), that the Company be dissolved and liquidated, in which event none of the Withdrawing Member’s Units will be redeemed.

Section 8.3          Closing Following Withdrawal.

(a)           The purchase of a Withdrawing Member’s Units shall be managed by the Management Committee and shall occur at a closing to be held at the office of the Company (the “Closing”) within ninety (90) days of the effective date of the Member’s Withdrawal, which date shall be the date written notice of Withdrawal is delivered to the Company or the non-Withdrawing Members.

(b)           At the Closing:

(i)       the Withdrawing Member (or the legal representative of the Withdrawing Member, as the case may be) shall deliver: (A) such Member’s (and its designee’s) resignation as a Manager, director and/or employee of the Company, and (B) if certificates are issued therefor, the Units endorsed for transfer to the purchasing Member or the Company as the case may be, together with such other documents, instruments, certificates and affidavits as may

ARTICLE 10

TAX MATTERS

Section 10.1          Tax Matters Member.

(a)       The CareCore Member shall be the “Tax Matters Member” of the Company for purposes of §6231(a)(7) of the Code, who shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

(b)       The Tax Matters Member shall, within 10 days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Company level relating to the determination of any Company item of income, gain, loss, deduction or credit, mail a copy of such notice to each Member. The Tax Matters Member shall be reimbursed by the Company for costs and expenses incurred by it in the performance of such function.

Section 10.2          Right to Make Section 754 Election. The Management Committee may, in its sole discretion, make or revoke, on behalf of the Company, an election in accordance with §754 of the Code, so as to adjust the basis of Company property in the case of a distribution of property within the meaning of §734 of the Code, and in the case of a transfer of a Company interest within the meaning of §743 of the Code. Each Member shall, upon request of the Management Committee, supply the information necessary to give effect to such an election.

Section 10.3          Taxation as Partnership. The Company shall be treated as a partnership for federal income tax purposes.

Section 10.4          Tax Withholding. Any Member and any assignee thereof, prior to any occasion on which any payment is to be made to such Member or assignee thereof which may be subject to the withholding requirements applicable under the Code or any other tax statute and any regulations promulgated pursuant or with respect thereto, shall furnish to the Company upon request the taxpayer identification number of the Member or assignee to which such payment is to be made and any other information reasonably requested by the Company and shall provide to the Company satisfactory evidence pursuant to the Code or any other tax statute or such regulations that no tax withholding requirements are applicable with respect to such payment or that such payment is subject to a reduced rate of withholding. The Company may withhold such amounts from any such payment as shall he required by the Code or any other statute or such regulations to preclude the imposition of, and each Member hereby indemnifies and agrees to defend and hold the other Members and the Company harmless from and against, any loss, expense (including, without limitation, reasonable attorneys’ fees), penalty on other liability on the part of the Company or the other Members by virtue of failure to effect such withholding, and shall provide to the Members, as required by law, all returns and reports required with respect thereto. Any amount required to be withheld shall be treated as a deemed distribution to the affected Member and shall be deducted from any contemporaneous or future actual distributions to such Member until the amount so deducted equals the amount withheld.

ARTICLE 11

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.1          Liability.

(a)           Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(b)           Except as otherwise expressly required by law, no Member shall have any liability in excess of (i) the amount of said Member’s Percentage Interest, (ii) said Member’s share of any assets and undistributed profits of the Company, (iii) said Member’s obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to said Member.

Section 11.2          Indemnification

(a)          Each and every person who serves as a Member, Manager, officer, or other committee member of the Company, and each and every person who at the request of the Company serves as a director, manager or officer of another Company, partnership, joint venture trust, or other enterprise shall be indemnified by the Company to the fullest extent permitted by and in accordance with the provisions of the laws of the State of New York. Each and every person not described in the foregoing sentence who is now or hereafter becomes an employee or agent of the Company, or who, at the request of the Company, is or hereafter shall become an employee or agent of another Company, partnership, joint venture, trust, or other enterprise may be indemnified by the Company to the fullest extent permitted by, and in accordance with the provisions of, said law. The determination of whether to extend such indemnification, and the extent of such indemnification, to be made by the Management Committee in each individual case. The determination as to whether a Member, Manager, officer, employee, or agent has met the requirements for indemnification shall be made in accordance with said law. The foregoing indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any applicable law, agreement, or otherwise.

(b)          The Company and each Member hereby agree to indemnify and hold a Withdrawing Member harmless from any losses, claims, or expenses relating to acts or omissions occurring subsequent to the effective date of the closing of his/her Withdrawal.

(c)          In the event any governmental agency disallows one or more specific items of Company expense, and such specific item (or items) inured primarily to the benefit of one of the Members of the Company rather than all of the Members, then the Member to whom such benefit(s) inured shall indemnify and hold the non-benefiting Members and the Company harmless from any losses or expenses which directly relate to the disallowance of such specific items of corporate expense. If more than one Member is deemed to have benefited from such corporate expense, the benefiting Members shall, as between themselves, share responsibility for such indemnification obligation on a pro rata basis based upon the respective benefits received. If the percentage of respective benefits received cannot be reasonably determined, the benefiting Members shall share responsibility in accordance with their respective Percentage interests.

ARTICLE 12

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1          Dissolution. The Bankruptcy, death, dissolution, expulsion, incapacity or Withdrawal of any Member, or the occurrence of any other event under the Act that terminates the continued membership of any Member in the Company, shall not cause a dissolution of the Company.

Section 12.2          Notice of Dissolution. Upon the dissolution of the Company, the Management Committee shall promptly notify the Members of such dissolution and no further business shall be conducted by the Company except the completion of any incomplete transaction and the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets.

Section 12.3          Liquidation. Upon dissolution of the Company, the Management Committee, as liquidating trustee, shall immediately commence to wind up the Company’s affairs: provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation The Members shall continue to share profits and losses during liquidation in the same proportions as set forth in Article 5 hereof, as before liquidation. The proceeds of liquidation shall be distributed, as realized, in the manner provided in Section 12.5 below.

Section 12.4          Final Accounting. Upon dissolution of the Company, the accountants then retained by the Company shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, and such statement shall be furnished to all Members.

Section 12.5          Liquidation Allocations and Distributions. In the final fiscal year of the Company, profits and losses shall be credited or charged to the Capital Accounts of the Members in accordance with the provisions of Article 5. Thereupon, all the assets of the Company, or the proceeds therefrom, shall be distributed or used as follows in the following order of priority:

(i)         for the payment of the debts and liabilities of the Company and the expenses of liquidation;

(ii)        for making reasonable provisions for the payment of contingent liabilities or obligations of the Company, which provisions may include the setting up of any reserve which the Management Committee may deem reasonably necessary for such purpose. Said reserves shall be held by the Management Committee for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and as the Management Committee shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided; and

(iii)       to the Members in accordance with the positive balances in their respective Capital Accounts. No Member shall be obligated to restore any deficit in its Capital Account and such deficit shall not be considered a liability for any purpose whatsoever

Section 12.6          Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article 12, and the Articles of Organization shall have been canceled in the manner required by the Act.

Section 12.7          Claims of Members. Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE 13

MISCELLANEOUS

Section 13.1          Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Management Committee deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of property of the Company.

Section 13.2          Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given if delivered by hand, by facsimile or by overnight courier service or if mailed by registered or certified mail, return receipt requested, to a party at its address set forth on Schedule A or to such other address as may be designated by written notice complying as to delivery with this Section 13.

Section 13.3         Failure to Pursue Remedies. The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act which would have originally constituted a violation from having the effect of any original violation.

Section 13.4          Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law statute, ordinance or otherwise.

Section 13.5          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns. No party may assign any of its rights under this Agreement or delegate any of its obligations under this Agreement except as expressly set form in this Agreement.

Section 13.6          Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

Section 13.7          Severability. In the event any provision of this Agreement or the application of any provision of this Agreement to any Person or circumstance is held to be legally invalid, inoperative or unenforceable, then the remainder of this Agreement shall not be affected unless the invalid provision substantially impairs the benefit of the remaining portions of this Agreement to the other parties hereto.

Section 13.8          Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

Section 13.9         Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 13.10        Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

Section 13.11        Amendments. This Agreement may not be amended except by a writing executed by all of the Members.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this _____ day of November, 2006.